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EXHIBIT 2





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                             MATERIAL CHANGE REPORT

              s. 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                  s. 118(1)(b) OF THE SECURITIES ACT (ALBERTA)
                s.  84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                    s. 75(2) OF THE SECURITIES ACT (ONTARIO)
                      s. 73 OF THE SECURITIES ACT (QUEBEC)
                  s. 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
                  s. 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


ITEM 1.   REPORTING ISSUER:

          Breakwater Resources Ltd.
          Suite 2000
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE:

          September 22, 2002.

ITEM 3.   PRESS RELEASE:

          A press release regarding the material change was issued in Toronto, Ontario on September 22, 2003 through Canada NewsWire.

ITEM 4.   SUMMARY OF MATERIAL CHANGE:

          Breakwater Resources Ltd. has entered into an agreement with a syndicate of investment dealers for the issuance of up to 71.5 million subscription receipts, at a price of Cdn.$0.35 per subscription receipt, for total gross proceeds of up to Cdn.$25 million (the "Offering"). Each subscription receipt will be exercisable for one common share of Breakwater upon the Escrow Conditions (as defined below) being satisfied. The first Cdn.$18 million of the Offering is on a "bought deal" basis with the balance being sold on a "best efforts" basis. The syndicate of underwriters have the option, at any time up to closing, to sell an additional 14.3 million subscription receipts for additional proceeds of up to Cdn.$5 million. The Offering is being made by way of private placement and is expected to close on or about October 7, 2003.

          Approximately Cdn.$16.7 million of the proceeds of the Offering will be used to pay down the Non-Revolving Facility and the Supplemental Term Facility and the remaining proceeds of the Offering will be used for working capital purposes.


                                       2.

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ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE:

          Breakwater Resources Ltd. has entered into an agreement with a syndicate of investment dealers led by Griffiths McBurney & Partners and including Dundee Securities Corporation, McFarlane Gordon Inc., National Bank Financial Inc. and Paradigm Capital Inc. (the "Underwriters") for the issuance of up to 71.5 million subscription receipts, at a price of Cdn.$0.35 per subscription receipt, for total gross proceeds of up to Cdn.$25 million (the "Offering"). Each subscription receipt will be exercisable for one common share of Breakwater upon the Escrow Conditions (as defined below) being satisfied. The first Cdn.$18 million of the Offering is on a "bought deal" basis with the balance being sold on a "best efforts" basis. The Underwriters have the option, at any time up to closing, to sell an additional 14.3 million subscription receipts for additional proceeds of up to Cdn.$5 million. The Offering is being made by way of private placement and is expected to close on or about October 7, 2003 (the "Closing Date").

          The proceeds from the Offering will be escrowed subject to the satisfaction of certain conditions (the "Escrow Conditions") which include Breakwater reaching agreement with its lenders to:

          1) pay down approximately 50% of the Non-Revolving Facility of US$17.6 million and Supplemental Term Facility of US$6.5 million on a pari passu basis;

          2) extend the Non-Revolving Facility and the Supplemental Term Facility, both due January 2, 2004, for a period of five years; and

          3) maintain the existing Revolving Facility.

          The proceeds will be released to Breakwater upon satisfaction of the Escrow Conditions. If the Escrow Conditions are not satisfied within 60 days of the Closing Date the proceeds will be used to repurchase the subscription receipts.

          Approximately Cdn.$16.7 million of the proceeds of the Offering will be used to pay down the Non-Revolving Facility and the Supplemental Term Facility and the remaining proceeds of the Offering will be used for working capital purposes.

ITEM 6. RELIANCE ON SECTION 75(3) OF THE SECURITIES ACT (ONTARIO) AND ANALOGOUS PROVISIONS:

          Not applicable.

ITEM 7.   OMITTED INFORMATION:

          Not applicable.

ITEM 8.   SENIOR OFFICERS:

          E. Ann Wilkinson Corporate Secretary Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277


                                       3.

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ITEM 9. - STATEMENT OF SENIOR OFFICER:

          The foregoing accurately discloses the material change referred to herein.

          Dated at Toronto, Ontario as of the 2nd day of October, 2003.


                                         "E. Ann Wilkinson" (signed)

                                         ---------------------------------------
                                         E. Ann Wilkinson Corporate Secretary
                                         Breakwater Resources Ltd.